Exhibit 1.1

Castle Placement, LLC
1460 Broadway, 4th Floor
New York, New York
10036 (212) 418-1180

November 10, 2022

CalTier Realty Fund I, LP

6540 Lusk Blvd. C240 San Diego,

CA 92121

[  ] (“Company Notification Email Address”)

Attention: Matt Belcher

This agreement (the “Agreement”) is made and entered into by and between CalTier Realty Fund I, LP (“CTRF”) and Castle Placement, LLC (“Castle”). For valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Castle is hereby engaged by Company (as defined below), to provide Services for a Transaction (as defined below). Castle shall be an independent contractor.

1.     Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed below:

“Closing” - Each time CTRF receives funds from the escrow agent and issues units to investors.

“Company” - CTRF.

“Offering” - The sale of units of CTRF pursuant to the Offering Statement or any other Reg A offering during the Term or Tail.

“Offering Statement” - The offering statement on Form 1-A (File No. 024-11077) (collectively, with the various parts of such offering statement, including any offering circular and all exhibits to such offering statement), or the offering statement for any other Reg A offering during the Term or Tail.

“States” - States in which the Castle will act as the Broker-Dealer of record and at the time of the Closing has a valid registration in such state. Currently, those states include: all states in the US plus Washington DC and Puerto Rico.

“Transaction” - the proposed offering and sale of the Investments to Investors (as defined below) pursuant to the Offering Statement.

“Investments” - any investment into CTRF.

2.     Services. Castle will use its reasonable efforts to provide Company with certain services, which may include the following:

(i)             Review Investor information, including KYC (Know Your Customer) data, perform AML (Anti-Money Laundering) and other compliance background checks, and provide a recommendation to CTRF whether or not to accept investor as a customer of the CTRF;

(ii)            Review each Investor’s subscription agreement to confirm such Investors participation in the offering, and provide a determination to CTRF whether or not to accept the use of the subscription agreement for the Investors participation;

(iii)	Contact and/or notify the Company, if needed, to gather additional information or clarification on an Investor;

(iv)	Not provide any investment advice nor any investment recommendations to any Investor;

(v)           Keep Investor details and data confidential and not disclose to any third-party except as required by regulators or in our performance under this Agreement (e.g. as needed for AML and background checks);

(vi)	Coordinate with third party providers to ensure adequate review and compliance;

(vii)	Completing appropriate due diligence on Company and its principals;

(viii)        Identifying prospective Investors and providing a teaser and/or investor presentation to those Investors

(ix)           Conducting a mock investor call with Company and sharing insights and suggestions with Company regarding positioning and marketing the opportunity to Investors in calls and meetings;

(x)            Assisting Company in connection with Investors throughout the entire process through closing;

(xi)           Reviewing and helping to prepare written material and forecasts prepared by Company such as the investor presentation, financial model, and final definitive documents;

(xii)          Working with Company to provide information, answer questions, and follow-up with Investors;

(xiii)         Including the Transaction on castleplacement.com and CPGO (Castle’s proprietary app) for prospective investors to review;

(xiv)         Providing Company with detailed information on CPGO regarding the status of each Investor currently interested in the Transaction, and allowing Company to communicate with Investors directly through CPGO; and

(xv)	Assisting in arranging and closing the Transaction.

3.     Information; Compliance. Company will furnish Castle such information as Castle believes appropriate to the engagement (all such information, the “Information”). Company authorizes Castle to transmit the Offering Statement and other definitive documents to prospective Investors and their representatives. Castle will rely solely on the accuracy and completeness of the Information without assuming any responsibility for investigation or independent verification whether or not Castle reviews it. Castle has not made and may not make any physical inspection of the properties or assets of Company, and will assume that any financial forecasts furnished to or discussed with Castle by Company have been reasonably prepared and reflect the best estimates and judgments of management, and subject to any and all disclaimers contained in such forecasts. At the closing of the Transaction, Company will provide Castle with a copy of the closing binder (soft copy) including: an index (or table of contents) and the transaction documents.

Company and Castle will comply with all applicable laws, rules, regulations, and registration requirements for all offers and sales of securities. Castle will be able to rely on Company with respect to blue sky matters, and for updating, amending and supplementing legal documents and filings as required by applicable laws.

4.     Regulatory Compliance

(i)     Company and all its third party providers shall at all times (i) comply with direct requests of Castle; (ii) maintain all required registrations and licenses, including foreign qualification, if necessary; and (iii) pay all related fees and expenses (including the FINRA Corporate Filing Fee), in each case that are necessary or appropriate to perform their respective obligations under this Agreement. Company shall comply with and adhere to all Castle policies and procedures.

(ii)   FINRA Corporate Filing Fee for this $72,000,000, best efforts offering will be $[ ], and will be a pass- through fee payable to Castle, from the Company, who will then forward it to FINRA as payment for the filing. This payment will be paid to Castle when due, prior to Castle’s requirement to forward it to FINRA.

(iii)  CTRF and Castle will have the shared responsibility for the review of all documentation related to the Transaction but the ultimate discretion about accepting a client will be the sole decision of the CTRF. Each Investor will be considered to be that of the CTRF’s and NOT Castle.

(iv)  CTRF and Castle will each be responsible for supervising the activities and training of their respective sales employees, as well as all of their other respective employees in the performance of functions specifically allocated to them pursuant to the terms of this Agreement.

(v)   CTRF and Castle agree to promptly notify the other concerning any material communications from or with any governmental authority or selfregulatory organization with respect to this Agreement or the performance of its obligations, unless such notification is expressly prohibited by the applicable governmental authority.

5.     “Investors” shall be defined as: potential and actual investors or participants in a Transaction.

Payment of Castle’s fee on any closed transaction shall not be contingent in any respect on whether Castle introduced the Investor or Investors, Castle’s performance, or Castle’s interaction with the Investor, Investors, or counterparty.

Castle’s marketing of the transaction may include email campaigns, social media posts (LinkedIn, etc.), phone calls, and/or meetings. In addition, Castle may include the Company and Transaction information on Castle’s website (consistent with the presentation of other transactions on Castle’s website) and social media sites (LinkedIn, etc.),

Company will promptly inform Castle of interest that it receives from a third party resident in the States with respect to the Transaction.

If a Transaction is completed: i) if Company takes part in any type of announcement of the transaction (including without limitation a press release) Company shall include in such announcement that Castle was the exclusive placement agent and/or advisor for the transaction; and ii) Castle may make announcements (including without limitation in a press release, in its marketing materials, on social media sites (LinkedIn, etc.), and on its web site) including a description of the transaction noting that it was the exclusive placement agent and/or advisor; however, such announcements must be in compliance with the requirements of Regulation A.

6.     Indemnifications. Company and Castle agree to the provisions regarding Company’s indemnity of Castle and other matters set forth in Schedule II. Company represents that upon closing of the transaction contemplated herein the Investors will provide Castle with same indemnifications contained in Company’s indemnity of Castle and other provisions set forth in Schedule II.

7.     Term. The Agreement will commence on the date first written above and will remain in effect for a period of 24 months (the “Initial Period”) and will renew automatically for successive renewal terms of 24 months each unless either party provides notice to the other party of non-renewal at least sixty (60) days prior to the expiration of the current term. However, the Agreement may also be terminated (i) upon written notice, if any material representation or warranty made by either Castle or Company proves to be incorrect at any time in any material respect, (ii) in order to comply with a legal requirement, if compliance cannot be timely achieved using commercially reasonable efforts, after providing as much notice as practicable, or (iii) upon thirty (30) days’ written notice if Castle or Company commences a voluntary proceeding seeking liquidation, reorganization or other relief, or is adjudged bankrupt or insolvent or has entered against it a final and unappeable order for relief, under any bankruptcy, insolvency or other similar law, or either party executes and delivers a general assignment for the benefit of its creditors. The description in this section of specific remedies will not exclude the availability of any other remedies. Any delay or failure by Company to exercise any right, power, remedy or privilege will not be construed to be a waiver of such right, power, remedy or privilege or to limit the exercise of such right, power, remedy or privilege. No single, partial or other exercise of any such right, power, remedy or privilege will preclude the further exercise thereof or the exercise of any other right, power, remedy or privilege.

8.     Tail. Company shall pay to Castle pursuant to the success fee set forth in the fee schedule contained herein with respect to any Transaction with an Investor which is consummated, or for which a definitive agreement has been signed, within 3 months after the later of the closing of the Transaction or any termination of the Agreement.

9.     Survival. Provisions relating to the status of Castle as an independent contractor, the limitation as to whom Castle shall owe any duties, governing law, successors and assigns, the waiver of the right to trial by jury, the Tail, and other provisions herein that extend beyond the termination of this Agreement, shall survive any termination of this Agreement.

10.   Entire Agreement. This Agreement, and all schedules, annexes, or attachments hereto, and any rights, duties or obligations hereunder, constitutes the entire agreement of the parties, supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the Transaction, and shall inure to the benefit of and be binding upon the successors, assigns, and personal representatives of each of the parties hereto, and may not be waived, amended, modified or assigned, in any way, in whole or in part, including by operation of law, without prior written consent signed by each of the parties hereto. The provisions of this Agreement may not be explained, supplemented or qualified through evidence of industry standards, trade usage or a prior course of dealings.

11.   Severability; Execution; Representations. In case any provision of this Agreement is found to be void, invalid, illegal or unenforceable by reason of law or public policy, all other remaining provisions of this Agreement shall, nevertheless, remain in full force and effect. This Agreement may be executed in several counterparts, each of which when executed and delivered shall be an original, but all of which together shall constitute one and the same instrument. Facsimile, PDF or electronic signatures shall be deemed original signatures and be binding. Castle and Company hereby make the representations, warranties and agreements set forth in Schedule III.

12.   Choice of Law; Arbitration. This Agreement and any claim or dispute of any kind or nature whatsoever arising out of, or relating to, this Agreement or Castle’s engagement hereunder, directly or indirectly (including any claim concerning services provided pursuant to this Agreement), shall be governed by and construed in all respects, including as to validity, interpretation and effect, in accordance with the laws of the State of New York without giving effect to the conflicts or choice of law provisions thereof. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be adjudicated in accordance with the provisions set forth in Schedule IV.

13.   Schedules; Communications. All schedules to this Agreement shall be made a part hereof, are an integral part of this Agreement, and shall survive any termination or expiration of this Agreement. All communications hereunder shall be in writing e-mailed to the parties hereto as follows:

If to Castle email to: [  ]

If to Company email to: Company Notification Email Address

We are pleased to accept this engagement and look forward to working with Company. Upon execution and delivery by both parties this shall constitute a binding agreement.

Very truly yours,

Castle Placement, LLC

By:	/s/ Richard Luftig
Name: Richard Luftig
Title: Managing Partner

Accepted and agreed to as of the date first written above:

CalTier Fund I, LP

By: CalTier Realty, LLC, its General Partner

By:	/s/ Matt Belcher
Name: Matt Belcher
Title: Managing Partner

SCHEDULE I

FEE SCHEDULE

Company shall pay Castle as compensation for its services under this Agreement fees as follows: (See payment instructions in Schedule V for payment by the Company to Castle.)

a)	As compensation for the Services, CTRF shall pay to Castle a fee equal to one hundred and fifty (150) basis points (1.50%) on the aggregate amount received by CTRF under the offering from Investors (the “Compensation”).

b)	Company will pay all out of pocket expenses in connection with the offering including preparing the FINRA filing, due diligence expenses, working with the CTRF’s SEC counsel in providing information to the extent necessary, and any other services necessary and required prior to the issuance of the No Objection Letter. Castle will not incur any expenses above $500 without the prior written consent of Company. Expenses will be capped at $30,000.

Company may accept or reject any investment proposal at its sole discretion.

Castle has not communicated to the Company, and does not guarantee, that its efforts will be successful in raising capital. Many factors could prevent any capital from being raised including without limitation market, economic, political, regulatory, management team, business sector, structure, opportunity, business plan, financial projections, expected returns, perceived risks, or other unanticipated factors.

Unless otherwise specified in this Agreement, the success fee compensation which is payable to Castle pursuant to this Agreement shall be paid by Company in cash upon i) the closing and funding of Transactions, ii) all fundings during the Tail contained herein; and iii) all fundings during the life of the Transaction, commencing on the initial closing and ending when there is a final sale, disposition, or entity termination. This paragraph shall survive any termination or expiration of this Agreement.

Company shall pay a penalty for any payment that is not received as required herein, which shall be computed on a daily basis, based on an annual interest rate equal to 18%.

SCHEDULE II

INDEMNIFICATION

AGREEMENT

Company agrees to indemnify, on a joint and several basis, Castle, any affiliate or controlling person of Castle and each of their respective directors, officers, employees, agents, affiliates, independent contractors, and representatives (each, an “Indemnified Party”) and hold each of them harmless against any and all losses, claims, damages, expenses, liabilities, joint or several (collectively, “Liabilities”) to which the Indemnified Parties may become liable, directly or indirectly, arising out of, or relating to, the Agreement to which this schedule is attached (the “Agreement”) or Castle’s services thereunder, unless there is a final arbitral or judicial determination, not subject to appeal, that the Liabilities resulted from the Actionable Misconduct (as defined below) of such Indemnified Party (the “Final Judicial Determination”). Actionable Misconduct is defined solely as: i) actual fraud; or ii) negligence that is both willful and gross. No other conduct shall constitute Actionable Misconduct, and the following conduct, without limitation, shall expressly be excluded from this standard: negligence (other than negligence that is both willful and gross), misconduct, fraudulent inducement of Company to work with Indemnified Party, or Indemnified Party’s actions in connection with the preparation of marketing materials, financial models, or other materials, advice, strategy, timing of activities, the Indemnified Party’s experience, relationships, or abilities, etc. If Company becomes aware of Actionable Misconduct by the Indemnified Party then Company must immediately notify Indemnified Party in writing, including a description of such Actionable Misconduct.

Company shall reimburse each Indemnified Party immediately upon request for all expenses (including reasonable attorneys’ fees and expenses) reasonably incurred in connection with the investigation of, preparation for, defense of, or providing evidence in, any action, claim, suit, proceeding or investigation, including any action brought by Company against an Indemnified Party or by an Indemnified Party against Company (each and collectively, an “Action”), directly or indirectly, arising out of, or relating to, the Agreement or Castle’s services thereunder, whether or not pending or threatened, and whether or not any Indemnified Party is a party to such action.

No Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to Company or any person asserting claims on behalf of or in right of Company, directly or indirectly, arising out of, or relating to, the Agreement or Castle’s services thereunder, unless there is a Final Judicial Determination.

Any amounts that an Indemnified Party may owe to Company shall be limited to the lesser of: (i) actual damages incurred by Company (which shall not include any consequential or speculative damages); and (ii) actual cash fees paid by Company to the Indemnified Party in connection with this Agreement.

Company will not, without Castle’s prior written consent, agree to any settlement of, compromise or consent to the entry of any judgment in or other termination of (each and collectively, a “Settlement”) any action in respect of which indemnification could be sought hereunder (whether or not Castle or any other Indemnified Party is an actual or potential party to such action), unless (i) such Settlement includes an unconditional release of each Indemnified Party from any Liabilities arising out of such action; and (ii) the parties agree that the terms of such Settlement shall remain confidential.

If any indemnification or reimbursement sought pursuant to the first paragraph of this schedule is for any reason unavailable or insufficient to hold any Indemnified Party harmless (except by reason of Actionable Misconduct by Indemnified Party) then, whether Castle is the person entitled to indemnification or reimbursement, Company shall contribute and Castle shall contribute, in each case, to the Liabilities for which such indemnification or reimbursement is held unavailable in such proportion as is appropriate to reflect the relative fault of the parties as well as any other relevant equitable considerations.

The rights of the Indemnified Parties referred to above shall be in addition to any rights that any Indemnified Party may otherwise have.

SCHEDULE III

REPRESENTATIONS AND

WARRANTIES

Castle represents, warrants and agrees that:

(i)            The Investments will be offered and sold in compliance with all applicable federal, state and foreign securities or blue sky laws, rules, regulations, and registration requirements.

(ii)           It has all requisite power and authority to execute and perform this Agreement. All corporate action necessary for the authorization, execution, delivery and performance of this Agreement has been taken. This Agreement constitutes a valid and binding obligation of it.

It is duly registered as a broker-dealer pursuant to the Exchange Act and is a member in good standing of FINRA have all required licenses and registrations to act under this Agreement, and each shall remain a member or duly licensed, as the case may be, during the Offering.

CTRF represents, warrants and agrees that:

(i)            The Investments will be offered utilizing general solicitation of investors, and offered and sold in compliance with all applicable federal, state and foreign securities or blue sky laws, rules, regulations, and registration requirements.

The legal documents will include all information required to be furnished to investors under Regulation A and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated in the legal documents or necessary to make the statements therein not misleading in light of the circumstances in which it was made. The Information will be accurate and complete in all material respects.

(ii)           It is solely responsible for preparing legal documents, including all materials and financial projections, for potential Investors, and will notify Castle promptly of any material information or change. It will not, following the final closing date of the Transaction, offer for sale or sell any securities that would jeopardize the availability of the exemptions from all registration and qualification requirements, and it has not engaged in any such offering during the six months prior to the date of this Agreement.

(iii)          It has done its own independent due diligence on Castle prior to entering into the Agreement and has not relied on any oral or written statement not contained in this Agreement as an inducement to enter into this Agreement or otherwise, including without limitation statements regarding Castle’s track record, abilities, experience, relationships with investors and others, staffing and execution plans, expectations for success, or knowledge of Company or the industry. To the extent it (a) discovers Castle has made any false statements or omitted any facts prior to or during this Agreement, (b) is not satisfied with Castle’s performance in any way, or (c) has any other concerns regarding Castle’s activities, it agrees to notify Castle promptly in writing so that such matter may be resolved.

(iv)          The required services of Castle are limited to those services explicitly contained in this Agreement. There are no other services required of Castle, expressly or implicitly, in order for Castle to fulfill its requirements under this Agreement. For purposes of clarifying the meaning of Castle’s reasonable efforts (as set forth in this Agreement), Castle (a) is under no obligation and provides no express or implied commitment or guarantees to place the Transaction with any Investor; (b) will not invest in the Transaction with its own capital nor will it incur any on- going out-of-pocket expenses that are not reimbursable under the Agreement; and (c) shall not assume the responsibilities of an advisor, fiduciary or agent for it, and although Castle may provide advice to it, it agrees that it will make its own decisions and agree to hold Castle harmless with regard to any advice it may or may not receive from Castle or its other advisors. It also acknowledges that the Transaction has a limited market and Castle makes no representations, commitments or guarantees with regard to its knowledge of or relationships with, or the level of interest from, potential Investors that are known to Castle. Company also acknowledges that Castle has limited knowledge of, and Castle makes no representations, commitments or guarantees with regard to its knowledge of, Company, its market, or its industry.

(v)           It has all requisite power and authority to execute and perform this Agreement; this Agreement constitutes a valid and binding obligation of it; the execution and performance of this Agreement by it and the offer and sale of the Investments in the Transaction will not violate any provision of its charter or bylaws or any agreement or other instrument to which it is a party or by which it is bound; and any necessary approvals, governmental and private, will be obtained by it before the closing of the Transaction.

(vi)          The services performed by Castle in connection with its engagement hereunder are for the benefit and use of Company in considering the Transaction to which such services relate. No such services shall be used for any other purpose or be disclosed, reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor shall any public references to Castle be made, in each case without Castle’s prior written consent, which consent shall not be unreasonably withheld.

(vii)         It is a sophisticated business enterprise with competent internal financial advisors and legal counsel, and it has retained Castle for the limited purposes set forth in this Agreement. The parties acknowledge and agree that their respective rights and obligations as set forth herein are contractual in nature. Company agrees that (i) Castle has been retained to act solely in connection with the activities stated herein, (ii) Castle shall not assume the responsibilities of an advisor to or fiduciary or agent of Company in connection with the performance of Castle’s services hereunder and (iii) any duties of Castle arising out of its engagement shall be owed solely to Company. Accordingly, (i) Company disclaims any intention to impose any fiduciary obligations on Castle by virtue of this Agreement, (ii) Castle shall not be deemed to have any fiduciary duties or obligations to the investors, Company, any other business entities, or their respective officers, directors, shareholders, partners, members, affiliates or creditors, as a result of this Agreement or the services provided hereto and (iii) Company hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against Castle with respect to any breach or alleged breach of fiduciary duty hereunder.

(viii)        Under no circumstances shall the execution of this Agreement or any act of Castle hereunder commit or be deemed a commitment by Castle to provide or arrange any bank financing or other debt or equity financing for any transaction or to purchase any security in connection therewith. Its Board of Directors will not base its decisions regarding whether and how to pursue the Transaction on Castle’s advice, but will consider the advice of Company’s legal, tax and other business advisors and such other factors which they consider appropriate. Castle has no responsibility to Company with respect to any transaction contemplated hereby except the obligations expressly set forth in this Agreement.

(ix)           Castle may be engaged in a broad range of securities transactions and activities and financial services that involve interests that differ from, compete with, or overlap with those of Company and Castle has no obligation to disclose any of such interest by virtue of any advisory, agency or fiduciary relationship. In the ordinary course of Castle’s business Castle or its clients may at any time be involved in competing transactions or be raising capital, or providing or arranging debt, equity, or other types of financing and other financial services for or to a prospective issuer, client, company, fund, prospective investor, or other entities that may be involved in competing transactions or businesses. The rights and obligations it may have to Castle under any other agreement are separate from its rights and obligations under this Agreement and will not be affected by Castle’s services hereunder.

SCHEDULE IV

ARBITRATION/LITIGATION/VENUE

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be adjudicated by arbitration (“Arbitration”) administered by the American Arbitration Association (the “AAA”) in accordance with its Commercial Arbitration Rules in place when the Arbitration is filed (the “Rules”). The award of the arbitrator shall be final and binding, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Except as provided by the Rules, the Arbitration shall be the sole, exclusive and final remedy for any dispute between the parties.

The Arbitration shall be heard by a panel of three arbitrators. Within 15 days after the commencement of the Arbitration, each party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within ten days of their appointment. If any party fails to select an arbitrator or the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, such arbitrator shall be selected by the AAA. The place of arbitration shall be New York, New York.

The Commercial Arbitration Optional Rules for Emergency Measures of Protection are also incorporated by the parties. The award of the arbitrators shall be accompanied by a reasoned opinion.

Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. If, in connection with any judicial proceedings to modify, vacate or confirm any order or award, confidential information must be filed with any court, the party submitting such confidential information shall file such confidential information under seal and shall also file a motion with the court requesting that the confidential information remain under seal and no party shall oppose such request.

The parties agree that failure or refusal of a party to pay its required share of the deposits for arbitrator compensation or administrative charges shall constitute a waiver by that party to present evidence or cross-examine witnesses. In such event, the other party shall be required to present evidence and legal argument as the arbitrator(s) may require for the making of an award. Such waiver shall not allow for a default judgment against the non- paying party in the absence of evidence presented as provided for above.

Notwithstanding the requirements in this section that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be adjudicated by binding arbitration as set forth in this schedule, if one of the parties attempts to litigate in court (for example to argue that the arbitration clause herein is not binding or that the ruling of the arbitrator is not binding) the parties hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the Borough of Manhattan in New York City, New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and hereby waive and agree not to assert as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such documents may not be enforced in or by said courts. All claims with respect to such action or proceeding shall be heard and determined in such New York court or federal courts of the United States of America located in the Borough of Manhattan in New York City, New York. The parties hereby consent to and grant any such court exclusive jurisdiction over the person of the parties and over the subject matter of any such dispute. For avoidance of doubt, nothing contained in this paragraph shall prevent a party from asserting as a defense that such action, suit or proceeding is prohibited by the binding arbitration provisions contained in this Schedule IV. The parties agree that issues of arbitrability shall be resolved by the arbitrators, and that all matters involving the Agreement shall be tried in the arbitration forum.

Unless there is a final judicial determination, not subject to appeal, that Castle’s liability resulted from the Actionable Misconduct (as defined herein) of Castle, then in the event of litigation relating to this Agreement, in a court or an arbitration, Company shall be liable and pay to Castle the reasonable legal fees and costs, and/or arbitration costs, incurred by Castle in connection with such litigation and/or arbitration, including any appeal therefrom.

Castle Placement, LLC

ADDENDUM NO. 1

12/22/2022

CalTier Fund 1, LP (“Company”) and Castle Placement, LLC (“Castle”) hereby enter into this 1st Addendum (the “1st Addendum”) to the engagement agreement between CalTier Fund 1, LP and Castle dated 11/10/2022 (the “ Original Agreement”).

The following change to the Original Agreement shall be made:

The following language should be added to the Tail language of the engagement agreement.

“To clarify, in connection with the Reg A offering, any tail fee to be received by Castle will only be received in connection with direct introductions by Castle via marketing of the Reg A to prospective investors.”

All other provisions of this Agreement, including without limitation all schedules to the Agreement, shall remain unchanged and in full force and effect.

Together with the Agreement, this Addendum constitutes the entire agreement of the parties and the Agreement and Addendum supersede all prior written or oral, and all contemporaneous written or oral, agreements, understandings and negotiations with respect to the subject matter hereof. No rights, duties or obligations hereunder may be waived, amended, modified or assigned, in any way, in whole or in part, including by operation of law, without the prior written consent of the parties and such rights, duties and obligations shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of, each of the parties hereto.

In case any provision of this Addendum shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Addendum shall not in any way be affected or impaired thereby.

This Addendum and any claim or dispute of any kind or nature whatsoever arising out of, or relating to, this Addendum, the Agreement, or Castle’s engagement thereunder, directly or indirectly (including any claim concerning services provided pursuant to this Addendum), shall be governed by and construed in accordance with the provisions set forth in the Agreement.

Castle Placement, LLC

In witness whereof the parties hereto have executed this Addendum No. 1, in counterparts, at the location and on the date set forth below:

at New York, NY, this 22nd day of December 2022.

CASTLE PLACEMENT, LLC

By: /s/ Richard Luftig

Name: Richard Luftig

Title: Managing Partner

Accepted and agreed to as of the date first written above

CalTier Fund 1, LP

By: /s/ Matt Belcher

Name: Matt Belcher

Title: Managing Partner

Castle Placement, LLC

ADDENDUM NO. 2

1/17/2023

CalTier Fund 1, LP (“Company”) and Castle Placement, LLC (“Castle”) hereby enter into this 2nd Addendum (the “2nd Addendum”) to the engagement agreement between CalTier Fund 1, LP and Castle dated 11/10/2022 (the “ Original Agreement”).

The following change to the Original Agreement shall be made:

1)	The following language shall be added to the Fee Schedule of the engagement agreement.

“This penalty shall be capped at $300,000 in connection with a Reg A offering.”

2)	The following language shall be added to the Tail clause of the engagement agreement.

“provided, however, in connection with the Reg A offering, any tail fee to be received by Castle will only be received in connection with direct introductions by Castle via marketing of the Reg A to prospective investors in accordance with FINRA Rule 2010.”

All other provisions of this Agreement, including without limitation all schedules to the Agreement, shall remain unchanged and in full force and effect.

Together with the Agreement, this Addendum constitutes the entire agreement of the parties and the Agreement and Addendum supersede all prior written or oral, and all contemporaneous written or oral, agreements, understandings and negotiations with respect to the subject matter hereof. No rights, duties or obligations hereunder may be waived, amended, modified or assigned, in any way, in whole or in part, including by operation of law, without the prior written consent of the parties and such rights, duties and obligations shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of, each of the parties hereto.

In case any provision of this Addendum shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Addendum shall not in any way be affected or impaired thereby.

This Addendum and any claim or dispute of any kind or nature whatsoever arising out of, or relating to, this Addendum, the Agreement, or Castle’s engagement thereunder, directly or indirectly (including any claim concerning services provided pursuant to this Addendum), shall be governed by and construed in accordance with the provisions set forth in the Agreement.

Castle Placement, LLC

In witness whereof the parties hereto have executed this Addendum No. 1, in counterparts, at the location and on the date set forth below:

at New York, NY, this 19th day of January 2023.

CASTLE PLACEMENT, LLC

By: /s/ Richard Luftig

Name: Richard Luftig

Title: Managing Partner

Accepted and agreed to as of the date first written above

CalTier Fund 1, LP

By: /s/ Matt Belcher

Name: Matt Belcher

Title: Managing Partner

Castle Placement, LLC

ADDENDUM NO. 3

January 30th, 2023

CalTier Fund 1, LP (“Company”) and Castle Placement, LLC (“Castle”) hereby enter into this 3rd Addendum (the “3rd Addendum”) to the engagement agreement between Company and Castle dated 11/10/2022 (the “Original Agreement”).

The following change to the Original Agreement shall be made:

Tail clause will be replaced with the following:

Company shall pay to Castle pursuant to the same fee schedule contained herein with respect to any Transaction with an Investor which is consummated, or for which a definitive agreement has been signed, within 18 months after the termination of the Agreement (the “Tail”), provided, however, in connection with the Reg A offering in accordance with FINRA Rule 2010: i) any tail fee to be received by Castle will only be received in connection with direct introductions by Castle via marketing of the Reg A to prospective investors; and ii) Castle will not be entitled to its fee if it was terminated for Cause.

All other provisions of this Agreement, including without limitation all schedules to the Agreement, shall remain unchanged and in full force and effect.

Together with the Agreement, this Addendum constitutes the entire agreement of the parties and the Agreement and Addendum supersede all prior written or oral, and all contemporaneous written or oral, agreements, understandings and negotiations with respect to the subject matter hereof. No rights, duties or obligations hereunder may be waived, amended, modified or assigned, in any way, in whole or in part, including by operation of law, without the prior written consent of the parties and such rights, duties and obligations shall inure to the benefit of and be binding upon the successors, assigns and personal representatives of, each of the parties hereto.

In case any provision of this Addendum shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Addendum shall not in any way be affected or impaired thereby.

This Addendum and any claim or dispute of any kind or nature whatsoever arising out of, or relating to, this Addendum, the Agreement, or Castle’s engagement thereunder, directly or indirectly (including any claim concerning services provided pursuant to this Addendum), shall be governed by and construed in accordance with the provisions set forth in the Agreement.

Castle Placement, LLC

In witness whereof the parties hereto have executed this Addendum No. 3, in counterparts, on the date hereof:

CASTLE PLACEMENT, LLC

By: /s/ Richard Luftig

Name: Richard Luftig

Title: Managing Partner

Accepted and agreed:

CalTier Fund 1, LP

By: /s/ Matt Belcher

Name: Matt Belcher

Title: Managing Partner